Exhibit 99.1

PRESS RELEASE

ASPEN GROUP ANNOUNCES ACQUISITION OF
AGRILOGIC INSURANCE SERVICES, LLC

HAMILTON, Bermuda - January 20, 2016 - Aspen Insurance Holdings Limited (“Aspen” or “the Company”) (NYSE:AHL) announced today that it has acquired AgriLogic Insurance Services, LLC and certain affiliates (“AgriLogic”) for cash in a transaction that further diversifies its portfolio of specialty insurance business and complements Aspen’s strategy of building businesses which are founded on deep technical expertise.

AgriLogic, headquartered in Kansas, is a specialist U.S. crop business with an integrated agricultural consultancy and estimated gross written premiums of $185 million in 2015. The company was founded as a consulting firm and has leveraged this to develop a sophisticated offering predicated on in-depth technical capability and industry knowledge to provide customized risk management solutions to the agricultural community. AgriLogic is highly respected for its product and policy design and development services, which it provides across the US and also internationally.

AgriLogic’s President & CEO Joe Davis will continue in his role, reporting to Brian Boornazian, Chairman, Aspen Re and AgriLogic will form part of Aspen’s existing reinsurance operations, led by Michael Dicker, Group Head of Agriculture.

Chris O’Kane, Aspen Group CEO, said: “AgriLogic has an excellent reputation, which reflects the intellectual capital, technical and risk management expertise within the company, supported by robust infrastructure. Like Aspen, it is also a best in class underwriting company. We know the company and its management well, having provided reinsurance support to the business over a number of years.

“The development of a U.S. agriculture insurance platform is an excellent diversification for us, offering attractive return potential with modest incremental capital requirements, which is consistent with our strategy of enhancing returns to our shareholders.”

He commented further: “AgriLogic is a great business with strong prospects and is an excellent fit for Aspen, both strategically and culturally. We look forward to working with our new colleagues from AgriLogic as part of the Aspen family.”

Joe Davis, President & CEO AgriLogic, commented: “AgriLogic is committed to building long term relationships with crop insurance agents and agricultural producers. That commitment will continue as part of the Aspen Group and we look forward to developing the business further and leveraging the expertise and experience of Aspen.”

He added: “This is the start of an exciting future for AgriLogic as part of a large global company.”

- ENDS -

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through its subsidiaries and offices in Australia, Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2014, Aspen reported $10.7 billion in total assets, $4.8 billion in gross reserves, $3.4 billion in total shareholders’ equity and $2.9 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s Financial Services, an “A” (“Excellent”) by A.M. Best Company Inc. and an “A2” (“Good”) by Moody’s Investor Service, Inc.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995
This press release contains "forward-looking" statements regarding future results and events, including, without limitation, statements regarding Aspen’s acquisition, its execution of Aspen’s strategies and their impact on Aspen’s business plans. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this press release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the U.S. Securities and Exchange Commission on February 23, 2015. Aspen undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Please visit www.aspen.co or contact:

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Karen Green, Office of the CEO, Aspen
Karen.Green@aspen.co
+44 20 7184 8110

Or

International - Citigate Dewe Rogerson            North America - Abernathy MacGregor
Caroline Merrell or Jos Bieneman            Carina Davidson or Erin Smith
caroline.merrell@citigatedr.co.uk             ccd@abmac.com
jos.bieneman@citigatedr.co.uk                 eks@abmac.com
+44 20 7638 9571                    +1 (212) 371 5999

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